UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2023

V2X, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

001-36341	38-3924636
(Commission	(IRS Employer
File Number)	Identification No.)

7901 Jones Branch Drive, Suite 700

McLean, VA 22102

(Address of Principal Executive Offices) (Zip Code)

(571) 481-2000

(Registrant's Telephone Number, Including Area Code)

Securities Registered Under Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	VVX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2023, V2X, Inc. (the “Company”) announced the appointment of Mr. Shawn Mural, age 53, as its new Senior Vice President and Chief Financial Officer to replace Ms. Susan D. Lynch, who retired from the Company on September 28, 2023.

Prior to joining the Company, Mr. Mural worked in various capacities at RTX Corporation and its subsidiaries (“RTX”), including as Vice President of Finance and Chief Financial Officer of Raytheon. Mr. Mural was with Raytheon and RTX for 24 years, has more than two decades of executive experience in the aerospace and defense industry, and has served in a number of financial and policy leadership roles. Mr. Mural earned a bachelor’s degree from Canisius University and an MBA from the University of Texas at Dallas.

There is no material plan, contract or arrangement between Mr. Mural and any other person, other than the Offer Letter (as defined and described below), pursuant to which he was appointed to the office described above, and no family relationships among any of the Company’s directors or executive officers and Mr. Mural. Mr. Mural does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 28, 2023, the Company entered into an offer letter (the “Offer Letter”) with Mr. Mural, pursuant to which, among other things, Mr. Mural will receive an annual base salary of $700,000 and will be eligible to receive an annual short-term cash incentive award with a target award equal to 80% of his base salary and a maximum award of 200% of his base salary based on company and individual performance.  In addition, Mr. Mural will receive a one-time sign-on grant of restricted stock units (“RSUs”) with a grant date value of $250,000 that vest in equal installments on each of the first three anniversaries of the grant date, and a one-time special performance stock unit grant of 6,840 shares that will vest if the applicable performance metrics are achieved after a three-year performance period.

For 2023, Mr. Mural will be recommended for an annual equity award with a grant date value of $750,000, 50% of which will be in the form of RSUs that vest in equal installments on each of the first three anniversaries of the grant date, and 50% of which will be in the form of performance-based RSUs (“PSUs”) that vest based on the achievement of relative total shareholder return over a three-year performance period.  For 2024, Mr. Mural will be recommended for an annual equity award with a grant date value of $1,340,000, 50% of which will be in the form of RSUs that vest in equal installments on each of the first three anniversaries of the grant date, and 50% of which will be in the form of PSUs. These equity awards have been approved by a sub-committee of the Compensation and Personnel Committee of the Board of Directors of the Company.

The Offer Letter further provides that Mr. Mural will be eligible to participate in the Company’s benefit plans and paid-time off program and will be eligible to receive reimbursement for moving expenses.

The foregoing summary and description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Company expects to enter into a separation agreement with Ms. Lynch in connection with her separation that will document any applicable payments or benefits to be provided to her in respect of such separation, including all pre-existing contractual separation payments and benefits that she is entitled to receive in connection with such separation, and will file any such agreement as an exhibit to an applicable subsequent public filing.

Item 8.01. Other Events

On October 2, 2023, the Company issued a press release announcing the appointment of Mr. Mural as Senior Vice President and Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated September 28, 2023, between Shawn Mural and the Company
99.1	Press Release, dated October 2, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V2X, INC.

Dated: October 2, 2023	By:	/s/ Kevin T. Boyle
Kevin T. Boyle
SVP, Chief Legal Officer, General Counsel and Corporate Secretary